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                          September 23, 2020

       Timothy J. Schneider
       President
       County Bancorp, Inc.
       2400 South 44th Street
       Manitowoc, WI 54221

                                                        Re: County Bancorp,
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed September 17,
2020
                                                            File No. 333-248868

       Dear Mr. Schneider:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance